[LETTERHEAD OF DECHERT PRICE & RHOADS]

                                 April 26, 2000


Northstar Galaxy Trust
40 North Central Avenue
Suite 1200
Phoenix, AZ  85004

      Re: Post-Effective Amendment No. 17 to Registration
          Statement on Form N-1A for Northstar Galaxy Trust
          File Nos. 33-73140 and 811-8220

Dear Sirs and Madams:

     We hereby consent to the incorporation by reference to our opinion as an exhibit to Post-Effective Amendment No. 17 to the Registration Statement of Northstar Galaxy Trust (to be renamed Pilgrim Variable Products Trust) and to all references to our firm therein. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by
Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.


                                Very truly yours,

                                /s/ Dechert Price & Rhoads